[CarMax Master Form Directors Stock Option Grant}

[Date]

«Title» «FirstName» «LastName»
«Company»
«Address1»
«Address2»
«City», «State» «PostalCode»

Dear «FirstName»:

You have been granted non-statutory stock options (the “Options”) to purchase shares of the common stock of CarMax, Inc. (the “Company”) as set forth herein. This grant is made pursuant to the 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated (the “Plan”). The Options are not qualified for Incentive Stock Option treatment.

The Options are subject to the provisions of the Plan. The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this letter. Copies of the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20__ are available from the Company’s corporate secretary at (804) 747-0422.

Number of Shares Subject to Option:	[_____]
Option Price Per Share:	[$__.__]

Vesting of Options

The Options shall vest, and shall be exercisable, on the earliest of the following dates:

1.
Except as otherwise provide in this letter, the Options will vest and become exercisable according to the following schedule: one-third on [______, 20__], one-third on [______, 20__], and one-third on [______, 20__] provided you continue to serve as a Director of the Company on such dates.

2.	The date of a Change of Control.

The Options may be exercised in whole or in part, from the dates described immediately above until the Options terminate, as described below.

Termination of Options

The Options shall terminate under the following conditions:

1.	Expiration. The Option will expire on [_____________] (the “Expiration Date”).

2.
Cessation of Service. If your service as a Director of the Company ceases for any reason other than death or disability prior to your completion of ten (10) years of service as a Director, your unvested Options will terminate. Your vested Options will be unaffected and remain subject to the terms of this letter.

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Death, Disability or Cessation of Services after Ten Years Service

If your service as a Director terminates (i) because you die, (ii) because you become disabled, or (iii) for any other reason after service as a Director for a period of at least ten (10) consecutive years, all of your Options covered by this letter will become immediately vested and exercisable, effective as of the date of such termination, and you, your personal representative, distributees, or legatees, as applicable, may exercise your vested Options at any time before the Expiration Date.

Exercise of Options

When the Options are exercisable, you may purchase shares of Company Common Stock under your Option by:

1.	Giving written notice to the Company, signed by you, stating the number of shares you have elected to purchase; and

2.
Remitting payment of the exercise price in full in cash or by delivery of shares of Company Common Stock owned by you (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price; and

3.
Remitting payment to satisfy the income tax withholding requirement for non-statutory options or making other arrangements to satisfy such withholding that are satisfactory to the Company and permitted by the Plan.

Transferability of Options

Except as provided below, the Options are not transferable by you other than by will or by the laws of descent and distribution and is exercisable during your lifetime only by you. You may transfer your rights under the Option during your lifetime subject to the following limitations:

1. Transfers are allowed only to the following transferees:

(a)
Your spouse, children, step-children, grandchildren, step-grandchildren or other lineal descendants (including relationships arising from legal adoptions). Such individuals are hereinafter referred to as “Immediate Family Members”.

(b)	Trust(s) for the exclusive benefit of any one or more of your Immediate Family Members.
(c)	Partnership(s), limited liability company(ies) or other entity(ies), the only partners, members or interest holder of which are among your Immediate Family Members.
(d)	Pursuant to a court issued divorce decree or Domestic Relations Order (as defined in the Code or Title I of the Employee Retirement Income Security Act (or rules thereunder)).

2.	You may not receive any consideration in connection with the transfer.

3.	Transferees may not subsequently transfer their rights under the Option except by will or by the laws of descent or distribution.

4.
Following the transfer, the Option will continue to be subject to the same terms and conditions as were applicable immediately prior to transfer (except that the transferee may deliver the Option exercise notice and payment of the exercise price).

5.
You must give written notice of the transfer to the Company and the Company may require that any transfer is conditioned upon the transferee executing any document or agreement requested by the Company.

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Change in Capital Structure

If the number of outstanding shares of the Company’s Common Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Company shares for which you have unexercised Options and the exercise price will automatically be adjusted, as provided in the Plan, (i) so as to preserve the ratio that existed immediately before the change between the number of such shares and the total number of shares of Company stock previously outstanding, and (ii) so that your aggregate Option price remains the same; provided, however, that the Company will not be required to issue any fractional shares upon exercise of your Options as a result of such adjustment.

Acceptance of Option

Please indicate your acceptance of the terms and conditions pertaining to the Options granted herein by signing your name in the space provided below and returning one copy to the attention of [__________]. When signed by you, this letter, together with the Plan, will become a Stock Option Agreement between you and the Company which is governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. This letter will not be effective as a Stock Option Agreement unless it is signed and returned to ____________ at the CarMax Home Office (12800 Tuckahoe Creek Parkway, Richmond, VA 23238), as soon as possible, but in no event later than [_______, 20__].

Acceptance of this letter places no obligation or commitment on you to exercise the Options. By accepting this letter, you agree that if you have not achieved the Company stock ownership levels as required by the Company’s Corporate Governance Guidelines, if applicable, then upon exercise of any Options you will retain at least 50% of the underlying shares remaining after satisfaction of the option exercise cost and applicable tax liability.

Sincerely,

Keith D. Browning
Executive Vice President and Chief Financial Officer

Accepted this ______________ day of ___________________________, 2006

______________________________________________
Signature

______________________________________________
Printed Name

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